Exhibit 99.1


Mass Megawatts Wind Power, Inc. announces complete compliance of its periodic SEC reporting requirements.

Mass Megawatts Wind Power, Inc., WORCESTER, MA., September 22, 2005, is pleased to announce that the company has returned to being current in its reporting obligations to the Securities and Exchange Commission. Specifically, Mass Megawatts returned to full compliance of NASD Rule 6530 with the completed filings of its required Form 10KSB and Form 10QSB obligations pursuant to Section13 and 15(d) of the Securities and Exchange Act of 1934. During this week, the company learned that it failed to comply with NASD Rule 6530 as of last Friday, September 16. Mass Megawatts knew that it was late in its reporting obligations and was aggressively pursuing the compliance with its periodic filings in the past month and half. However, the Company had believed that the compliance deadline of NASD Rule 6530 was longer than September 16. Until recently, the Company was never late in its periodic filings since it started to be publicly traded over three years ago. With Mass Megawatts historically being on time with its reports, the company did not have a clear understanding of the time deadlines needed to comply with NASD Rule 6530. With the completed reporting obligations of its required periodic reports to the Securities and Exchange Commission, full compliance of NASD 6530 of Mass Megawatts has now returned.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power,Inc's. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com